Exhibit 4.11

EXECUTION COPY

SCHEDULE

to the

ISDA MASTER AGREEMENT

(Multicurrency-Cross Border)

dated as of September 12, 2007

between

ABN AMRO Bank N.V.  (“Party A”)

and

CNH Equipment Trust 2007-B, a statutory trust

organized under the laws of Delaware

(“Party B”)

Part 1. Definitions

Capitalized terms used herein and not otherwise defined shall have the meaning specified in that certain Indenture, dated as of September 1, 2007 (the “Indenture”), between CNH Equipment Trust 2007-B, as Issuer, and, The Bank of New York Trust Company, N.A., as indenture trustee (“Indenture Trustee”).

Termination Provisions

In this Agreement:-

(a)                                  “Specified Entity” means in relation to Party A for the purpose of:-

Section 5(a)(v),     Not Applicable

Section 5(a)(vi),    Not Applicable

Section 5(a)(vii),   Not Applicable

Section 5(b)(iv),    Not Applicable

in relation to Party B for the purpose of:-

Section 5(a)(v),     Not Applicable

Section 5(a)(vi),    Not Applicable

Section 5(a)(vii),   Not Applicable

Section 5(b)(iv),    Not Applicable

(b)                                 “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)                                  Certain Events of Default.  The following Events of Default will apply to the parties as specified below, and the definition of “Event of Default” in Section 14 is deemed to be modified accordingly:

Section 5(a)(i) (Failure to Pay or Deliver) will apply to Party A and Party B.

Section 5(a)(ii) (Breach of Agreement) will apply to Party A and will not apply to Party B.

Section 5(a)(iii) (Credit Support Default) will apply to Party A and will not apply to Party B; except that Section 5(a)(iii)(1) will apply in respect of Party B’s obligations under Paragraph 3(b) of any Credit Support Document.

Section 5(a)(iv) (Misrepresentation) will apply to Party A and will not apply to Party B.

Section 5(a)(v) (Default under Specified Transaction) will not apply to Party A or Party B.

Section 5(a)(vi) (Cross Default) will not apply to Party B and will apply to Party A with a Threshold Amount equal to three percent of its total shareholders equity as specified from time  to time in the most recent Annual Report of ABN AMRO Holding N.V. containing consolidated financial statements, prepared in  accordance with accounting principles that are generally accepted for  institutions of its type in the jurisdiction of its organization and certified by independent public accountants, or its equivalent in any other currency.

“Relevant Entity” means Party A and any guarantor under an Eligible Guarantee in respect of all of Party A’s present and future obligations under this Agreement.

Section 5(a)(vii) (Bankruptcy) will apply to Party A and Party B; provided that clauses (2), (7) and (9) thereof shall not apply to Party B; provided further that clause (4) thereof shall not apply to Party B with respect to proceedings or petitions instituted or presented by Party A or any Affiliate of Party A; provided further that clause (6) shall not apply to Party B to the extent that it refers to (i) any appointment that is contemplated or effected by the Trust Agreement (as defined below) or (ii) any appointment to which Party B has not become subject; and provided further that clause (8) shall not apply to Party B to the extent that clause (8) relates to clauses (2), (4), (6) and (7) (except to the extent that such provisions are not disapplied to Party B).

Section 5(a)(viii) (Merger without Assumption) will apply to Party A and Party B.

Notwithstanding Sections 5(a)(i) and 5(a)(iii) of this Agreement, any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Document shall not be an Event of Default unless (A) (i) the

Moody’s Second Rating Trigger Requirements apply and at least 30 Local Business Days have elapsed since the last time the Moody’s Second Rating Trigger Requirements did not apply and (ii) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A, (B) (i) a Ratings Event has occurred and is continuing and at least 30 calendar days have elapsed since the date a Ratings Event occurred and (ii) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A, or (C) (i) the S&P Rating Second Trigger Requirements apply and at least 10 local Business Days have elapsed since the last time the S&P Rating Second Trigger Requirements did not apply and (ii) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

(d)                                 Termination Events.  The following Termination Events will apply to the parties as specified below:

Section 5(b)(i) (Illegality) will apply to Party A and Party B.

Section 5(b)(ii) (Tax Event) will apply to Party A and Party B; provided that Section 5(b)(ii) shall be amended by deleting the words “(x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y).”

Section 5(b)(iii) (Tax Event upon Merger) will apply to Party A and Party B; provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

Section 5(b)(iv) (Credit Event upon Merger) will not apply to Party A or Party B.

(e)                                  The “Automatic Early Termination” provision of Section 6(a) will not apply to either Party A or to Party B.

(f)                                    Payments on Early Termination. For the purpose of Section 6(e) of this Agreement:-

(i)                                     Market Quotation will apply.

(ii)                                  The Second Method will apply.

(g)                                 “Termination Currency” means United States Dollars.

(h)                                 Additional Termination Events will apply. Each of the following shall constitute as an Additional Termination Event:

(i)                                     Acceleration of the Notes or Liquidation of the Trust Estate. It shall be an Additional Termination Event with Party B the sole Affected Party and with Party A and Party B having the right to elect to terminate any Transaction (1) following an “Event of Default” under Section 5.1(i) and (ii) of the Indenture, and relating to a failure to pay any Class A Note, which event has resulted in an acceleration of any of the Class A Notes; provided such acceleration has not been rescinded and annulled pursuant to the Indenture, or (2) upon a liquidation of the Trust Estate (or any partial liquidation thereof) pursuant to Section 5.4 of the Indenture.  In such event, either Party A or Party B may, by not more than 20 days notice to the other party and provided such Additional Termination Event is continuing, designate a day not earlier than the day such notice is effective as an Early Termination Date in respect of all Affected Transactions.  If an event or circumstance which would constitute an Event of Default by Party A under this Agreement gives rise to an “Event of Default” under the Indenture, it will be treated as an Event of Default by Party A and not an Additional Termination Event.  If an “Event of Default” under the Indenture occurs while an Event of Default occurs with respect to Party B as the Defaulting Party hereunder, then such event will be treated as an Event of Default by Party B hereunder, with Party B as the Defaulting Party, and not as an Additional Termination Event.

(ii)                                  Amendments Made Without Consent of Party A.  It shall be an Additional Termination Event if any amendment and/or supplement to the Indenture (or any other Basic Document) is made without the prior written consent of Party A (such consent not to be unreasonably withheld), if such amendment and/or supplement would: (a) materially and adversely affect any of Party A’s rights or obligations under this Agreement; or (b) materially and adversely modify the obligations of, or materially and adversely impact the ability of, Party B to fully perform any of Party B’s obligations under this Agreement.  In connection with such Additional Termination Event, Party B shall be the sole Affected Party.

(iii)                               Moody’s First Rating Trigger Collateral. Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Document and either (A) the Moody’s Second Rating Trigger Requirements do not apply or (B) less than 30 Local Business Days have elapsed since the last time the Moody’s Second Rating Trigger Requirements (as defined below) did not apply.

(iv)                              Moody’s Second Rating Trigger Replacement.  (A) The Moody’s Second Rating Trigger Requirements apply and 30 or more Local Business Days have elapsed since the last time the  Moody’s Second Rating Trigger Requirements did not apply and (B) (i) at least one Eligible Replacement has made a Firm Offer (which remains capable of becoming legally binding upon acceptance) to be the transferee of a transfer to be made in accordance with Part 5(14)(ii) below and/or (ii) at least one entity with the Moody’s First Trigger Required Ratings and/or the Moody’s Second Trigger Required Ratings has made a Firm Offer (which remains capable of becoming legally binding upon acceptance by the offeree) to provide an Eligible Guarantee in respect of all of Party A’s present and future obligations under this Agreement.

a.               The “Moody’s Second Rating Trigger Requirements” applies when no Relevant Entity has credit ratings at least equal to the Moody’s Second Trigger Required Ratings.

b.              “Firm Offer” means an offer which, when made, was capable of becoming legally binding upon acceptance.

(v)                                 S&P Rating Trigger Collateral.  (A) The S&P Rating First Trigger Requirements apply and more than 10 Local Business Days have elapsed since the last time the S&P Rating First Trigger Requirements did not apply and (B) Party A fails to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Document.

(vi)                              S&P Rating Trigger Replacement.  The S&P Rating Second Trigger Requirements apply and 60 or more calendar days have elapsed since the last time the S&P Rating Second Trigger Requirements did not apply.

(vii)                           Ratings Event.  Party A fails to comply with the downgrade provisions as set forth in Part 5(18)(v), after giving effect to the relevant time frame specified therein, and (i) at least one Eligible Replacement has made a Firm Offer (which remains capable of becoming legally binding upon acceptance) to be the transferee of a transfer to be made in accordance with Part 5(14(ii) below and/or (ii) at least one entity with the Hedge Counterparty Ratings Requirement has made a Firm Offer (which remains capable of becoming legally binding upon acceptance by the offeree) to provide an Eligible Guarantee in respect of all of Party A’s present and future obligations under this Agreement.

(viii)                        Failure to Comply with Regulation AB Requirements.  If Party A fails to satisfy its obligations under Section 3 of that certain Indemnification  Agreement (as defined below) an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event. .

Part 2.  Tax Representations

(a)                                  Payer Representations.  For the purpose of Section 3(e) of this Agreement, Party A and Party B make the following representation:

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on:

(1)                                  the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(2)                                  the satisfaction of the agreement contained in Sections 4(a)(i) and 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Sections 4(a)(i) and 4(a)(iii) of this Agreement; and

(3) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of material prejudice to its legal or commercial position.

(b)                                 Gross Up.  Section 2(d)(i)(4) shall not apply to Party B as X, and Section 2(d)(ii) shall not apply to Party B as Y, in each case such that Party B shall not be required to pay any additional amounts referred to therein.

(c)                                  Indemnifiable Tax.  The definition of “Indemnifiable Tax” in Section 14 is deleted in its entirety and replaced with the following:

“Indemnifiable Tax” means, in relation to payments by Party A, any Tax and, in relation to payments by Party B, no Tax.

(d)                                 Payee Representations.  For the purpose of Section 3(f) of this Agreement, Party A and Party B make the following representations:-

(i)                                     The following representation applies to Party A:

(A)                           It is a resident of The Netherlands for the purpose of the application of the existing tax treaties between The Netherlands and those countries where offices of Party B are located.

(B)                             With respect to its non-U.S. branches, it is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction.  With respect to Party A, Specified Treaty means the income tax treaty between the United States and The Netherlands;  Specified Jurisdiction means the United States.

(C)                             With respect to its U.S. branches, each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States.

(ii)                                  The following representation applies to Party B:

Party B is a statutory trust organized under the laws of Delaware.

Part 3.  Agreement to Deliver Documents

For the purpose of Section 4(a)(i) and (ii) of this Agreement, each Party agrees to deliver the following documents as applicable:-

(a)                                  Tax forms, documents or certificates to be delivered are:-

Party Required to deliver Document	Form/Document/Certificate	Date by which to Delivered
Party A and Party B

An executed U.S. Internal Revenue Service Form W-9 (or any successor thereto), or Form W-8BEN, as applicable and any other statements as are required by the instructions to such US Internal Revenue Forms.

(i) Before the first Payment Date under this Agreement, (ii) promptly upon reasonable demand by Party A and (iii) promptly upon learning that any such form previously provided to Party A has become obsolete or incorrect.

(b)                                 Other documents to be delivered are:

Party Required to deliver Document	Form/Document/Certificate	Date by which to be Delivered	Covered by Section 3(d) Representation

Party A and Party B	Credit Support Document specified in Part 4 of the Schedule, such Credit Support Document being duly executed.	Concurrently with the execution of this Agreement.	Yes

Party A/Party B	Incumbency certificate or other documents evidencing the authority of the party entering into this Agreement or any other document executed in connection with this Agreement.	Concurrently with the execution of this Agreement or of any other documents executed in connection with this Agreement.	Yes

Party B	Certified copy of each report delivered under the Indenture and/or any other Basic Document.	Upon availability.	Yes

Party A and Party B	Legal opinion(s) from counsel for Party A and Party B (or other acceptable counsel(s)) concerning enforceability and related matters, acceptable to the other party.	Concurrently with the execution of this Agreement.	No

Party A and Party B	Any documents required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver this Agreement, any Confirmation,	Upon execution and delivery of this Agreement and Confirmation.	Yes

Party Required to deliver Document	Form/Document/Certificate	Date by which to be Delivered	Covered by Section 3(d) Representation

and any Credit Support Documents to which it is a party, and to evidence the authority of the delivering party or its Credit Support Provider to perform its obligations under this Agreement, such Confirmation and/or Credit Support Document, as the case may be.

Part 4.  Miscellaneous

(a)                                  Addresses for Notices: For the purpose of Section 12(a) of this Agreement:-

(i)                                    Addresses for notices or communications to Party A: -

(A)                              For the purposes of Sections 5, 6 and 7 under this Agreement:

ABN AMRO Bank N.V., Chicago Branch

Global Documentation Unit

540 W. Madison Street, 22nd Floor

Chicago, IL   60661

Attention:      Treasury Documentation

Telephone:    312-904-5214

Fax:               312-904-0392

(B)                                For all other purposes to the Office through which Party A is acting for the purposes of the relevant Transactions:

ABN AMRO Bank N.V., Amsterdam Head Office

P.O. Box 283

1000 AE  Amsterdam

The Netherlands

Attention:       Operations Derivatives Markets

Forex Options

Telephone:     31-20-6292654

Telefax:                      31-20-6284832

Swaps

Telephone:     31-20-6284448

Telefax:                      31-20-6281679

Interest Related Products

Telephone      31-20-3831226

Telefax:                      31-20-6282462

Credit Derivatives

Telephone:     31-20-3831230

Telefax:                     31-20-3832299

Electronic Messaging System Details: Swift ABNA NL 2A

ABN AMRO Bank, N.V., Chicago Branch

540 West Madison Avenue, Suite 2132

Chicago, IL  60661

Attention:        Treasury Operations

Facsimile No.: 312-855-5852

Telephone No.:             312-992-5816

Electronic Messaging System Details:    ABNA US 33a XXX

ABN AMRO Bank N.V., London Branch

199 Bishopsgate,

London EC2M 3XW,

United Kingdom

Attention:                      Fixed Income Derivatives Documentation

Fax:                               44 20 7857 9428

Telephone:                    44 20 7678 3311

Electronic Messaging System Details: Swift ABNA GB 2L

(ii)                                  Address for notices or communications to Party B:-

Address:   c/o The Bank of New York, 101 Barclay Street, Floor 12E, New York, NY 10286

Attention: Corporate Trust Administration - Asset Backed Finance Unit

With a copy to:

Address:           CNH Capital America LLC

100 South Saunders Road

Lake Forest, Illinois 60045

Attention:           Financial Risk Management/Treasury

Facsimile no.:   847-955-3996

Telephone no.: 847-955-3945

(For all purposes).

(b)                                 Process Agent.  For the purpose of Section 13(c):-

Party A appoints as its Process Agent:           Not Applicable.

Party B appoints as its Process Agent:           Not Applicable.

(c)                               Offices.  The provisions of Section 10(a) will apply to this Agreement.

(d)                              Multibranch Party.  For the purpose of Section 10(c) of this Agreement:-

Party A is a Multibranch Party and may act through the following Offices: Amsterdam, Chicago and London.

Party B is not a Multibranch Party.

(e)                               Calculation Agent. The Calculation Agent is Party A an Event of Default has occurred with respect to Party A in which case the Calculation Agent shall be a leading Reference Market-Maker selected by Party B and reasonably acceptable to Party A.

(f)                                 Credit Support Document. Details of any Credit Support Document:-

Credit Support Document means in relation to Party A:      The Credit Support Annex between Party A and Party B dated as of the date hereof.

Credit Support Document means in relation to Party B:      The Indenture and the Credit Support Annex.

(g)                              Credit Support Provider.

Credit Support Provider means in relation to Party A, Not Applicable.

Credit Support Provider means in relation to Party B, Not Applicable.

(h)                              Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to the conflict of laws provisions thereof (excepting for the avoidance of doubt Sections 5-1401 and 5-1402 of the New York General Obligations Law).

(i)                                  Jurisdiction.  Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word “non-”, (ii) deleting “; and” from the end of subparagraph 1 and inserting “.” in lieu thereof, and (iii) deleting the final paragraph thereof.

(j)                                  Netting of Payments. Subparagraph (ii) of Section 2(c) of this Agreement will apply.

(k)                               “Affiliate” will have the meaning specified in Section 14 of this Agreement.

Part 5.  Other Provisions

(a)                               Representations. Section 3(a)(iii) is hereby amended by inserting the words “or investment policies, or guidelines, procedures, or restrictions” immediately following the word “documents”.

(b)                                 Additional Representations.  For purposes of Section 3, the following shall be added, immediately following paragraph (f) thereto:

(g)                              It is an “eligible contract participant” within the meaning of Section 1(a)(12) of the Commodity Exchange Act, as amended.

(h)          It has entered into this Agreement (including each Transaction evidenced hereby) in conjunction with its line of business (including financial intermediation services) or the financing of its business.

(i)           It is entering into this Agreement, any Credit Support Document to which it is a party, each Transaction and any other documentation relating to this Agreement or any Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise).

In addition, the parties each represent (which representations will be deemed to be repeated on each date on which a Transaction is entered into) that:

(j)           Non-Reliance.  Each party represents to the other party (which representation will be deemed to be repeated by each party on each date on which a Transaction is entered into or amended, extended or otherwise modified) that it is acting for its own account, and has made its own independent decisions to enter into this Agreement and any Transaction hereunder and as to whether this Agreement and any Transaction hereunder is appropriate or proper for it based on its own judgment and upon advice from such advisors as it has deemed necessary.  It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Agreement or any Transaction hereunder, it being understood that information and explanations related to the terms and conditions of this Agreement and any Transaction hereunder shall not be considered investment advice or a recommendation to enter into this Agreement or any Transaction hereunder.  No communication (written or oral) received from the other party shall be deemed to be an assurance or guarantee as to the expected results of any Transaction hereunder.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of any Transaction hereunder.  It is also capable of assuming, and assumes, the risks of any Transaction hereunder.

(c)                               Method of Notice.  Section 12(a)(ii) of this Agreement is deleted in its entirety.

(d)                              Set-off.  Without affecting the provisions of this Agreement requiring the calculation of certain net payment amounts, as a result of an Event of Default or Additional Termination Event or otherwise, all payments under this Agreement will be made without setoff or counterclaim.

(e)                               Escrow.  If by reason of the time difference between the cities in which payments are to be made, it is not possible for simultaneous payments to be made on any date on which both parties are required to make payments hereunder, either party may, at its option and in its sole discretion, notify the other party that payments on that date are to be made in escrow.  In this case, deposit of the payment due earlier on that date shall be made by 2:00 p.m. (local time at the place for the earlier payment) on that date with an escrow agent selected by the notifying party, accompanied by irrevocable payment instruction (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of the corresponding payment from the other party on the same date accompanied by irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it in escrow.  The party that elects to have payments made in escrow shall pay the costs of the escrow arrangements and shall cause those arrangements to provide that the intended recipient of the payment due to be deposited first shall be entitled to interest on that deposited payment for each day in the period of its deposit at the rate offered by the escrow agent for that day for overnight deposits in the relevant currency in the office where it holds that deposited payment (at 11:00 a.m. local time on that day) if that payment is not released by 5:00 p.m. local time on the date it is deposited for any reason, other than the intended recipient’s failure to make the escrow deposit it is required to make hereunder in a timely fashion.

(f)                                    Telephone Recording.  Each party consents to the recording of the telephone conversations of trading and marketing personnel of the parties and their Affiliates in connection with this Agreement or any potential Transaction.

(g)                              Waiver of Jury Trial.  Each Party hereby irrevocably waives any and all right to trial by jury with respect to any legal proceeding arising out of or relating to this Agreement or any Transaction contemplated hereunder.

(h)                              Definitions.  Capitalized terms used within this Agreement or in the Confirmations to the Transaction but not defined herein or therein shall have the meanings assigned to such terms in the Indenture.

(10)                         Additional Acknowledgments and Agreements of the Parties.

(a)                                  No Amendment without Prior Confirmation by Rating Agencies.  Section 9(b) of this Agreement is hereby amended by adding the following at the end of such Section:  “, and unless the Rating Agencies confirm that such amendment will not cause the reduction, suspension or withdrawal of the then current rating on any of the Notes, unless such amendment clarifies any term or provision, corrects any inconsistency, cures any ambiguity, or corrects any typographical error in the Agreement (in which case copies of such proposed amendment will be provided to the Rating Agencies prior to the effectiveness of such amendment).”

(b)                                 Consent by Party A to Amendments to Certain Documents.  Notwithstanding anything to the contrary in any Basic Document, before any amendment or supplement is made to the Indenture, the Sale and Servicing Agreement and/or any other Basic Document which would materially and adversely affect any of Party A’s rights or obligations under this Agreement (or materially and adversely modify the obligations of, or materially and adversely impair the ability of, Party B to fully perform any of Party B’s obligations under this Agreement) Party B shall provide Party A with a copy of the proposed amendment or supplement and shall obtain the written consent of Party A (which consent shall not be unreasonably withheld) to such amendment or supplement prior to its adoption, as well as satisfaction of the Rating Agency Condition.

(11)                            Limited Transactions.  Party A and Party B each agrees and acknowledges that the only Transaction that is or will be governed by this Agreement is the Transaction evidenced by the Confirmation dated the date hereof.

(12)                            Notices to Noteholders.  Party B shall provide Party A with copies of all notices given to the holders of the Notes, and upon request, shall provide Party A with any other notices which could be requested by the holders of the Notes.

(13)                            Further Representations of Party B:

(a)                                  The Class A-2b, Class A-3b and Class A-4b Notes are rated “Aaa” by Moody’s, “AAA” by S&P and “AAA” by Fitch as to the timely payment of interest and principal and without regard to third party credit enhancement.

(b)                                 Party B is a statutory trust validly existing under the laws of Delaware.

(c)                                  All conditions precedent to the issuance of the Notes under the Indenture have been satisfied.

(d)                                 Each of the Basic Documents to which it is a party has been duly authorized, executed and delivered by it.

(e)                                  Assuming the due authorization, execution and delivery thereof by the other parties thereto, each of the Indenture and the other Basic Documents to which Party B is a party constitutes the legal, valid and binding obligations of Party B, enforceable against Party B in accordance with the terms thereof, subject to applicable bankruptcy, insolvency and similar laws or legal principles affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law.

(f)                                    The Indenture and the other Basic Documents to which Party B is a party are in full force and effect on the date hereof and there have been no amendments or waivers or modifications of any of the terms thereof since the original execution and delivery of the Indenture and the other Basic Documents to which Party B is a party, except such as may have been delivered to Party B.

(g)                                 To the best of its knowledge, no event of default (or event which would, with the passage of time or the giving of notice (or both) constitute an event of default) has occurred and is continuing under any of the Basic Documents to which Party B is a party.

(14)                            Transfer.

(i)                      Section 7 of this Agreement shall not apply to Party A and, subject to Section 6(b)(ii) (provided that to the extent Party A makes a transfer pursuant to Section 6(b)(ii) it will provide a prior written notice to the Rating Agencies of such transfer) and Part 5(14)(ii) below, Party A may not transfer (whether by way of security or otherwise)

any interest or obligation in or under this Agreement without first satisfying the Rating Agency Condition and without the prior written consent of Party B, except that Party A may make such transfer pursuant to a consolidation or amalgamation with, or merger with or into, or transfer of all or substantially all its assets to another entity.

(ii)               Party A may (at its own cost and using commercially reasonable efforts) transfer all or substantially all of its rights and obligations with respect to this Agreement to any other entity (a “Transferee”) that is an Eligible Replacement through a novation or other assignment and assumption agreement or similar agreement in form and substance reasonably satisfactory to Party B; provided that (A) Party B shall determine in its sole discretion, using commercially reasonable efforts, whether or not a transfer relates to all or substantially all of Party A’s rights and obligations under this Agreement, (B) as of the date of such transfer the Transferee will not be required to withhold or deduct on account of a Tax from any payments under this Agreement unless the Transferee will be required to make payments of additional amounts pursuant to Section 2(d)(i)(4) of this Agreement in respect of such Tax, (C) a Termination Event or Event of Default does not occur under this Agreement as a result of such transfer and (D) Party A receives confirmation from each Rating Agency (other than Moody’s) that transfer to the Transferee does not violate the Rating Agency Condition.  Following such transfer, all references to Party A shall be deemed to be references to the Transferee.

(iii)            If an entity has made a Firm Offer (which remains capable of becoming legally binding upon acceptance) to be the transferee of a transfer to be made in accordance with Part 5(14)(ii) above, Party B shall (at Party A’s cost) at Party A’s written request, take any reasonable steps required to be taken by it to effect such transfer.

(iv)           Except as specified otherwise in the documentation evidencing a transfer, a transfer of all the obligations of Party A made in compliance with this Part 5(14) will constitute an acceptance and assumption of such obligations (and any related interests so transferred) by the Transferee, a novation of the transferee in place of Party A with respect to such obligations (and any related interests so transferred), and a release and discharge by Party B of Party A from, and an agreement by Party B not to make any claim for payment, liability, or otherwise against Party A with respect to, such obligations from and after the effective date of the transfer.

(15)                           Non-Petition.  Party A hereby agrees that it will not, prior to the date which is one year and one day after all Class A Notes issued by Party B pursuant to the Indenture have been paid in full, acquiesce, petition or otherwise invoke or cause Party B to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against Party B under any federal or state bankruptcy, insolvency or similar law or for the purpose of appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for Party B or any substantial part of the property of Party B, or for the purpose of ordering the winding up or liquidation of the affairs of Party B.  Nothing herein shall prevent Party A from participating in any such proceeding once commenced.

(16)                            Limited Recourse.  (a) The obligations of Party B under this Agreement are limited recourse obligations of Party B, payable solely from the Trust Estate (as such term is defined in the Indenture), subject to and in accordance with the terms of the Indenture, and, following realization of the Trust Estate, any claims of Party A against Party B shall be extinguished.  It is understood that the foregoing provisions shall not (i) prevent recourse to the Trust Estate for the sums due or to become due under any security, instrument or agreement which is part of the Trust Estate (subject to the priority of payments set forth in the Indenture) or (ii) constitute a waiver, release or discharge of any obligation of Party B arising under this Agreement until the Trust Estate have been realized and the proceeds applied in accordance with the Indenture, whereupon any outstanding obligation of Party B under this Agreement shall be extinguished.  Notwithstanding the foregoing (or anything to the contrary in this Agreement), Party B shall be liable for its own negligence, willful misconduct and/or fraud.

(b)  It is expressly understood and agreed by the parties hereto that (i) this Agreement and each Transaction entered into pursuant to this Agreement is entered into by Wilmington Trust Company, not individually or personally but solely as Trustee of the CNH Equipment Trust 2007-B (the “Trust”) (the “Trustee”) in the exercise of the powers and authority conferred and vested in it, (ii) the representations, undertakings and agreements herein made on the part of the Trust are made and intended not as personal representations, undertakings and agreements by the Trustee, but are made and intended for the purpose of binding only the Trust, (iii) nothing herein contained shall be construed as creating any liability on the Trustee on the part of the Trust, individually or personally, to perform any covenant either expressed or implied herein, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and by any Persons claiming by, through or under such parties, and (iv) under no circumstances shall the Trustee be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Agreement; provided, however, that in each case the Trustee shall be liable in its individual capacity for its own willful misconduct, fraud and/or negligence.

(17)         Calculations.  Notwithstanding Section 6 of this Agreement, so long as Party A is (A) the sole Affected Party in respect of an Additional Termination Event or a Tax Event Upon Merger or (B) the Defaulting Party in respect of any Event of Default, paragraphs (a) to (f) below shall apply:

a)              The definition of “Market Quotation” shall be deleted in its entirety and replaced with the following:

“Market Quotation” means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by a Reference Market-maker that is an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Reference Market-maker to enter into a transaction (the “Replacement Transaction”) that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transactions or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that Date, (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included and (4) made in respect of a Replacement Transaction with terms substantially the same as those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions).

b)             The definition of “Settlement Amount” shall be deleted in its entirety and replaced with the following:

“Settlement Amount” means, with respect to any Early Termination Date, an amount (as determined by Party B) equal to the Termination Currency Equivalent of the amount (whether positive or negative) of any Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions that is accepted by Party B so as to become legally binding; provided that:

i.      If, on the day falling ten Local Business Days after the day on which the Early Termination Date is designated or such later day as Party B may specify in writing to Party A (but in either case no later than the Early Termination Date) (such day the “Latest Settlement Amount Determination Day”), no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Market Quotations have been made and remain capable of becoming legally binding upon acceptance, the Settlement Amount shall equal the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Market Quotations (for the avoidance of doubt, the lowest negative number shall equal the largest absolute value such that, for example, negative 3 shall be lower than negative 2); or

ii.   If, on the Latest Settlement Amount Determination Day, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Market Quotations have been made and remain capable of becoming legally binding upon acceptance, the Settlement Amount shall equal Party B’s Loss (whether positive or negative and without reference to any Unpaid amounts) for the relevant Terminated Transaction or group of Terminated Transactions.

c)              For the purpose of clause (4) of the definition of Market Quotation, Party B shall determine in its sole discretion, acting in a commercially reasonable manner, whether a Firm Offer is made in respect of a Replacement Transaction with commercial terms substantially the same as those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions); provided, however, that notwithstanding the provisions of this Part 5(17)(c), nothing in this Agreement shall preclude Party A from obtaining Market Quotations.

d)             At any time on or before the Latest Settlement Amount Determination Day at which two or more Market Quotations remain capable of becoming legally binding upon acceptance, Party B shall be entitled to accept only the lowest of such Market Quotations.

e)              If Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Latest Settlement Amount Determination Day.

f)                If the Settlement Amount is a negative number, Section 6(e)(i)(3) of this Agreement shall be deleted in its entirety and replaced with the following:

Second Method and Market Quotation. If Second Method and Market Quotation apply, (1) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (2) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (3) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided that, (i) the amounts payable under (2) and (3) shall be subject to netting in accordance with Section 2(c) of this Agreement and (ii) notwithstanding any other provision of this Agreement, any amount payable by Party A under (3) shall not be netted-off against any amount payable by Party B under (1).

(18)                            Downgrade Provisions.

(i)             Moody’s Second Trigger Failure Condition.  So long as the Moody’s Second Rating Trigger Requirements apply, Party A shall, at its own expense use commercially reasonable efforts, as soon as reasonably practicable, to either (i) furnish an Eligible Guarantee of Party A’s obligations under this Agreement from a guarantor that maintains the Moody’s First Trigger Required Ratings and/or the Moody’s Second Trigger Required Ratings or (ii) obtain an Eligible Replacement pursuant to Part 5(14) below that assumes the obligations of Party A under this Agreement (through a novation or other assignment and assumption agreement in form and substance reasonably satisfactory to Party B) or replaces the outstanding Transactions hereunder with transactions on identical terms, except that Party A shall be replaced as counterparty.

(ii)          S&P Trigger Failure Condition.  So long as the S&P Rating Second Trigger Requirements apply, Party A shall, at its own expense, use commercially reasonable efforts, as soon as reasonably practicable, to either (i) upon satisfaction of the Rating Agency Condition, furnish an Eligible Guarantee of Party A’s obligations under this Agreement from a guarantor that maintains the S&P Second Trigger Required Ratings or (ii) obtain an Eligible Replacement pursuant to Part 5(14) below that assumes the obligations of Party A under this Agreement (through a novation or other assignment and assumption agreement in form and substance reasonably satisfactory to Party B) or replaces the outstanding Transactions hereunder with transactions on identical terms, except that Party A shall be replaced as counterparty.

(iii)       Collateralization Event.  It shall be a collateralization event (“Collateralization Event”) if the unsecured, long-term senior debt obligations or financial strength ratings of the Relevant Entity are rated below “A” by Fitch, Inc. (“Fitch”).  For the avoidance of doubt, the parties hereby acknowledge and agree that notwithstanding the occurrence of a Collateralization Event, this Agreement and each Transaction hereunder shall continue to be a Swap Agreement for purposes of the Trust Agreement.  Within 30 calendar days from the date a Collateralization Event has occurred and so long as such Collateralization Event is continuing, Party A shall, at its sole expense, either (i) post collateral in an amount required to be posted pursuant to terms of the Credit Support Document (such amount which is the greater of amounts required to be posted by Moody’s, S&P and Fitch), (ii) upon satisfaction of the Rating Agency Condition (with respect to Fitch), furnish an Eligible Guarantee of Party A’s obligations under this Agreement from a guarantor that satisfies the Hedge Counterparty Ratings Requirement or (iii) obtain an Eligible Replacement that (x) upon satisfaction of the Rating Agency Condition (with respect to Fitch), assumes the obligations of Party A under this Agreement (through an assignment and assumption agreement in form and substance reasonably satisfactory to Party B) or (y) having provided prior written notice to Fitch, replaces the outstanding Transactions hereunder with transactions on identical terms, except that Party A shall be replaced as counterparty; provided that such Eligible Replacement, as of the date of such assumption or replacement, will not, as a result thereof, be required to withhold or deduct on account of tax under the Agreement or the new Transactions, as applicable, and such assumption or replacement will not lead to a Termination Event or Event of Default occurring under the Agreement or new Transactions, as applicable.

(iv)      Ratings Event.  It shall be a ratings event (“Ratings Event”) if at any time after the date hereof, the Relevant Entity shall fail to satisfy the Hedge Counterparty Ratings Threshold.  Within 30 calendar days from the date a Ratings Event has occurred and so long as such Ratings Event is continuing, Party A shall, at its sole expense, (i) obtain an Eligible Replacement that (x) upon satisfaction of the Rating Agency Condition (with respect to Fitch), assumes the obligations of Party A under this Agreement (through an assignment and assumption agreement in form and substance reasonably satisfactory to Party B) or (y) having provided prior written notice to Fitch, replaces the outstanding Transactions hereunder with transactions on identical terms, except that Party A shall be replaced as counterparty; provided that such Eligible Replacement, as of the date of such assumption or replacement, will not, as a result thereof, be required to withhold or deduct on account of tax under the Agreement or the new Transactions, as applicable, and such assumption or replacement will not lead to a Termination Event or Event of Default occurring under the Agreement or new Transactions, as applicable, or (ii) upon satisfaction of the Rating Agency Condition (with respect to Fitch), furnish an Eligible Guarantee of Party A’s obligations under this Agreement from a guarantor that satisfies the Hedge Counterparty Ratings Requirement and (iii) upon the occurrence of a Ratings Event, Party A shall immediately be required to post collateral in an amount required to be posted pursuant to terms of the Credit Support Document (such amount which is the greater of amounts required to be posted by Moody’s, S&P and Fitch).

(v)         Downgrade Definitions.

i.                           “Eligible Counterparty” means, for purposes of the Credit Support Document, a Relevant Entity with the S&P Second Trigger Required Ratings.

ii.                        “Eligible Guarantee” means an unconditional and irrevocable guarantee that is provided by a guarantor as principal debtor rather than surety and is directly enforceable by Party B, where either (A) a law firm has given a legal opinion confirming that none of the guarantor’s payments to Party B under such guarantee will be subject to withholding for Tax or (B) such guarantee provides that, in the event that any of such guarantor’s payments to Party B are subject to withholding for Tax, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any withholding tax) will equal the full amount Party B would have received had no such withholding been required.

iii.                     “Eligible Replacement” means a Transferee (as defined in Part 5(14)(ii) herein) (i) (A) with the Moody’s First Trigger Required Ratings and/or the Moody’s Second Trigger Required Ratings or (B) whose present and future obligations owing to Party B are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with the Moody’s First Trigger Required Ratings and/or the Moody’s Second Trigger Required Ratings, (ii) with the ratings specified in the definition of Hedge Counterparty Ratings Requirement below and (iii) with the S&P Second Trigger Required Ratings.

iv.                    “Financial Institution” means a bank, broker/dealer, structured investment vehicle, insurance company or derivative product company.

v.                       “Ineligible Counterparty” means, for purposes of the Credit Support Document, a Relevant Entity not having the S&P Second Trigger Required Ratings.

vi.                    “Hedge Counterparty Ratings Threshold” means either (i) the unsecured, senior debt obligations or financial strength ratings of Party A (or its Credit Support Provider), are rated at least “BBB+” by Fitch or (ii) the unsecured, short-term debt obligations (if any) of Party A , are rated at least “F2” by Fitch.  For the avoidance of all doubts, the parties hereby acknowledge and agree that notwithstanding the occurrence of a Ratings Event, this Agreement and each Transaction hereunder shall continue to be a Swap Agreement for purposes of the Trust Agreement.

vii.                 “Hedge Counterparty Ratings Requirement” means either (i) the unsecured, long-term senior debt obligations of such substitute counterparty (or its Credit Support Provider) are rated at least “A” by Fitch or (ii) the unsecured, short-term debt obligations of such substitute counterparty (or its Credit Support Provider) are rated at least “F1” by Fitch. For the purpose of this definition, no direct or indirect recourse against one or more shareholders of the substitute counterparty (or against any Person in control of, or controlled by, or under common control with, any such shareholder) shall be deemed to constitute a guarantee, security or support of the obligations of the substitute counterparty.

viii.  “Moody’s” means Moody’s Investors Service, Inc.

ix.     “Moody’s First Trigger Required Ratings” means with respect to an entity, either (i) where the entity is the subject of a Moody’s Short-term Rating, such entity’s Moody’s Short-term Rating is “Prime-1” and the entity’s long-term, unsecured and unsubordinated debt or counterparty obligations are rated “A2” or above by Moody’s or (ii) where the entity is not the subject of a Moody’s Short-term Rating, its long-term, unsecured and unsubordinated debt or counterparty obligations are rated “A1” or above by Moody’s.

x.      “Moody’s Short-term Rating” means a rating assigned by Moody’s under its short-term rating scale in respect of an entity’s short-term, unsecured and unsubordinated debt obligations.

xi.                      A “Moody’s Second Trigger Failure Condition” occurs at any time no Relevant Entity maintains the Moody’s Second Trigger Required Ratings.

xii.    “Moody’s Second Trigger Required Ratings” means with respect to an entity (A) either where the entity is the subject of a Moody’s Short-term Rating, such entity’s Moody’s Short-term Rating is “Prime-2” or above and its long-term, unsecured and unsubordinated debt or counterparty obligations are rated “A3” or above by Moody’s, and (B) where such entity is not the subject of a Moody’s Short-term Rating, if the entity’s long-term, unsecured and unsubordinated debt or counterparty obligations are rated “A3” or above by Moody’s.

xiii.   “Rating Agency Condition” shall mean first receiving prior written confirmation from S&P and Fitch, as applicable, that their then-current ratings of the rated Certificates will not be downgraded or withdrawn by such Rating Agency.

xiv.   “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

xv.    “S&P FI Relevant Entity” means a Relevant Entity that meets the definition of Financial Institution herein.

xvi.   “S&P First Trigger Required Ratings” means either (i) the unsecured, short-term debt obligations of the Relevant Entity are rated at least “A-1” by S&P or (ii) if the Relevant Entity does not have a short-term rating from S&P, the unsecured, long-term senior debt obligations of such entity are rated at least “A+” by S&P.

xvii.  “S&P Non-FI Relevant Entity” means a Relevant Entity that does not meet the definition of Financial Institution herein.

xviii. The “S&P Rating First Trigger Requirements” applies when no Relevant Entity has credit ratings at least equal to the S&P First Trigger Required Ratings.

xix.   The “S&P Rating Second Trigger Requirements” applies when no Relevant Entity has credit ratings at least equal to the S&P Second Trigger Required Ratings.

xx.    “S&P Second Trigger Required Ratings” means (A) with respect to an S&P Non-FI Relevant Entity, either (i) the unsecured, short-term debt obligations of the S&P Non-FI Relevant Entity are rated at least “A-1” by S&P or (ii) if the S&P Non-FI Relevant Entity does not have a short-term rating from S&P, the unsecured, long-term senior debt obligations of such entity are rated at least “A+” by S&P or (B) with respect to an S&P FI Relevant Entity, either (i) the unsecured, short-term debt obligations of the S&P FI Relevant Entity are rated at least “A-2” by S&P or (ii) if the S&P FI Relevant Entity does not have a short-term rating from S&P, the unsecured, long-term senior debt obligations of such entity are rated at least “BBB+” by S&P.

xxi.    An “S&P Trigger Failure Condition” occurs at any time no Relevant Entity maintains the S&P Second Trigger Required Ratings.

(19)                            Severability.  If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) for any reason, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(20)                            Compliance with Regulation AB.  Party A and Party B hereby agree that the terms of the Indemnification and Disclosure Agreement, dated as of September 20, 2007 (the “Indemnification Agreement”), between CNH Capital Receivables LLC and Party A shall be incorporated by reference into this Agreement and Party B shall be an express third party beneficiary of the Indemnification Agreement. A copy of the Indemnification Agreement is annexed hereto at Annex B.

IN WITNESS WHEREOF the parties have executed this document as of the date specified on the first page of this document.

ABN AMRO BANK N.V.	CNH EQUIPMENT TRUST 2007-B

By: WILMINGTON TRUST COMPANY, not in its individual capacity, but solely as Trustee under the Trust Agreement

/s/ Frederick P. Engler	/s/ Dorri E. Wolhar
Name: Frederick P. Engler	Name: Dorri E. Wolhar
Title: Regional Manager Documentation North America	Title: Financial Services Officer
Date:	Date:

/s/ Nancy Dziewinski
Name: Nancy Dziewinski
Title: Vice President
Date: